EXHIBIT 4.23

MEMORANDUM AGREEMENT

This Memorandum Agreement made effective as of the 12th day of October, 2006 between Ener1, Inc. (“Ener1”) and Ener1 Group, Inc. (“Group”).

WHEREAS, the Board of Directors of Group has elected Ajit Habbu as its Chief Financial Officer; and

WHEREAS, the Board of Directors of Ener1 has elected Ajit Habbu as its Chief Financial Officer; and

WHEREAS, the Ener1 Board’s decision to elect Mr. Habbu and set his annual salary at $325,000 was made with the understanding that Group would defray, in cash, $100,000 of such salary cost, along with any employment tax payments and tax or other payments required relative to the $400,000 portion and any additional amounts required to purchase health insurance and other employee benefits for Mr. Habbu, reflecting that Mr. Habbu will be performing services to Group as its Chief Financial Officer; and

WHEREAS, in return for such payments, Ener1 would allow Mr. Habbu to perform services for Group, subject to the terms hereof; and

WHEREAS, Group and Ener1 wish to memorialize and define the above understandings in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Group will wire to Ener1’s account, in time to be included in the ADP draft for payroll funding for Ener1 (generally, not less than two business days prior to each payroll date): (a) an amount sufficient to cover 31% ($100,000/$325,000) of the payroll, payroll taxes and other payments required for Mr. Habbu; (b) amounts sufficient to cover 31% of the payments required from Ener1 to cover Mr. Habbu’s health insurance and other employee benefits; and (c) an amount sufficient to cover all expenses incurred by Mr. Habbu on behalf of Group to the extent that such expenses are requested to be paid by Ener1; provided, with respect to (b) and (c), that Ener1 identifies to Group the exact amount of each such payment with itemized details in writing the day prior to the day such payment is required. The dollar amounts in (a) and (b) will be adjusted as necessary to reflect any increments in Mr. Habbu’s salary or benefits. In return, Ener1 will allow Mr. Habbu to perform services for Group, provided that the amount, type and timing of such services does not adversely affect Ener1. Group will use any such services at its own risk. Ener1 shall not be responsible for any failure by Mr. Habbu to perform any such services or for his failure to perform any such services timely or properly, nor for any results of such failure; and Group hereby releases Ener1 from any costs, expenses, claims, damages, suits or investigations (including, without limitation, attorneys fees, court costs and costs of investigation, or fines or penalties of any nature) (“Losses”), resulting from such failure or the services provided to Group or the results thereof. Likewise, Ener1 hereby releases Group from any Ener1 Losses resulting from Mr. Habbu providing services to Group, except to the extent such Losses result from Mr. Habbu’s negligence, willful misconduct, violation of law or breach of fiduciary duty.

2. In the event that Group fails to make any of the above-required payments on time, in addition to any other remedies available to Ener1 hereunder or at law or in equity, Group will indemnify and hold Ener1 and its subsidiaries, and the officers and directors of each of them, harmless, on a dollar-for-dollar basis, for any costs, expenses, claims, damages, suits or investigations (including, without limitation, attorneys fees, court costs and costs of investigation, or fines or penalties of any nature), resulting from such failure. In addition to such indemnification in the event of such payment failure, after notice and the opportunity to cure (such cure period to be five days), Ener1 may require Mr. Habbu to cease his services to Group. In addition, all such amounts that Group fails to pay to Ener1 shall be offset against any amount owed to Group by Ener1, first against intercompany advances that have not been documented into promissory notes, and any excess remaining after exhausting all such intercompany advances will be offset against such outstanding promissory notes outstanding from Ener1 to Group as Ener1 shall choose; and all such promissory notes outstanding shall be deemed modified hereby to so provide. If the amounts that Group fails to pay shall exceed the total of intercompany advances and promissory notes outstanding, Group shall execute a demand note payable to Ener1 for such amounts and increase the principal of such note in the amount of any subsequent payment failures hereunder.

3. Nothing in this Agreement shall eliminate or reduce the fiduciary and other responsibilities that Group and/or Mr. Habbu may have to Ener1.

4. General Terms.

(a) Notices. All notices, demands or other communications given under this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier), telegram, telex, or facsimile transmission, addressed as follows:

If to ENER1:	Ajit Habbu
Ener1, Inc.
500 W. Cypress Creek Rd., Suite 100
Ft. Lauderdale, FL 33309
Facsimile: 954-556-4031

With a copy to:	Ronald Stewart
Ener1, Inc.
500 W. Cypress Creek Rd., Suite 100
Ft. Lauderdale, FL 33309
Facsimile: 954-776-3359

If to ENER1:	Mike Zoi
Ener1, Inc.
500 W. Cypress Creek Rd., Suite 100
Ft. Lauderdale, FL 33309
Facsimile: 954-556-4031

With a copy to:	Curtis Wolfe
Ener1, Inc.
500 W. Cypress Creek Rd., Suite 100
Ft. Lauderdale, FL 33309
Facsimile: 954-229-7595

or to such other address which each Party may designate by notice in writing. Each such notice, demand or other communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed given for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

(b) Governing Law. The construction and interpretation of this Agreement and the rights of the Parties shall be governed by the laws of the State of Florida, without regard to its conflicts of laws provisions. The state and federal courts located in Florida shall have exclusive jurisdiction over any dispute arising from or in connection with this Agreement not otherwise submitted to arbitration. Each Party hereby consents to the personal jurisdiction of the state and federal courts in Florida in any such dispute arising from or relating to this Agreement. Each Party further agrees that services of process may be made, in addition to any other method permitted by law, by certified mail, return receipt requested, sent to the applicable address set forth herein. Any award or injunctive relief granted in any dispute may be enforced by either Party in either the courts of the State of Florida or in the United States District Courts located in Broward County, Florida. The Parties hereby expressly waive their rights to trial by jury.

(c) Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the Parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the Parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto or their respective successors and assigns as permitted hereunder.

(d) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to such matters. No amendment to this Agreement shall be made except by an instrument in writing signed on behalf each Party.

(e) Severability. If any court or arbiter of applicable jurisdiction determines that any of the agreements, covenants and undertakings set forth herein, or any part thereof, is invalid or unenforceable, the provision shall, to the extent possible, be restated to reflect the original intention of the Parties, and the remainder of this Agreement shall be given full effect, without regard to the invalid or restated portions.

(f) Waiver. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

   (h) Compliance with Laws. In performing under this Agreement, both Parties agree to comply with all applicable laws, rules, and regulations of any governmental entity.

(i) Term. This Agreement shall remain in force until Mr. Habbu is no longer employed by Ener1 and all Group obligations to Ener1 hereunder have been paid in full.

WHEREFORE, the parties hereto have caused their duly authorized officers to execute this Agreement on their behalf, effective as of the date first written above.

ENER1, INC.       ENER1 GROUP, INC.

By: _/s/ Ronald Stewart_______       By: _/s/ Curtis Wolfe______

Name: Ronald Stewart               Name: Curtis Wolfe

Title: General Counsel, Secretary         Title: General Counsel